FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Third Quarter 2014 Adjusted Diluted EPS Increases 41% to $1.16
2014 Adjusted Diluted EPS Guidance Range Increases to $3.54 to $3.60
PITTSBURGH - Oct. 30, 2014 - Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and nine months ended September 30, 2014.
Third Quarter 2014 Highlights

•	Total revenues of $2.08 billion, up 18% versus the prior year period with positive growth across all regions and businesses

•	Generics segment third party net sales of $1.61 billion, up 15%

•	Specialty segment third party net sales of $462.0 million, up 29%

•	Adjusted gross profit of $1.13 billion, up 25%; U.S. GAAP ("GAAP") gross profit of $1.01 billion, up 25%

•	Adjusted gross margin of 54%, up from 51% in the prior year period; GAAP gross margin of 49%, up from 46%

•	Adjusted diluted earnings per share ("EPS") of $1.16, up 41%; GAAP diluted EPS of $1.26, up 215%

•	2014 full year adjusted diluted EPS guidance increased to $3.54 to $3.60

•	Potential opportunity to accelerate target of at least $6.00 in adjusted diluted EPS in 2018(1)

Mylan CEO Heather Bresch commented, "We delivered outstanding third quarter results, with adjusted diluted EPS increasing 41%, and we have increased our guidance range for our full year adjusted diluted EPS to $3.54 to $3.60, representing year-over-year growth of 24% at the midpoint of the range. These strong results were delivered despite continued delays in approvals at FDA for several products that we had anticipated launching in 2014, again highlighting the strength and diversity of our global business, and the breadth and depth of our portfolio. During the third quarter, we saw double-digit revenue growth in North America, Rest of World and our Specialty segment, and we continued to execute against our growth drivers, with strong contributions from our injectables and anti-retroviral franchises, as well as from EpiPen® Auto-Injector. Further, our results underscore the importance of our integrated, high quality operating platform, which has again allowed us to maximize key market opportunities when they present themselves.
"We continue to expect that we will complete the pending acquisition of Abbott's non-U.S. developed markets specialty and branded generics business in the first quarter of 2015. We remain excited about the strategic and financial benefits of this transaction, and our engagement with the Abbott team on pre-integration planning has only further underscored the significant potential of this asset in Mylan's hands. While our teams are working diligently to complete this transaction, we continue to actively pursue additional opportunities, and we are eager to put our enhanced financial flexibility and improved capital structure to use. Finally, we continue to see potential to accelerate achievement of our adjusted diluted EPS target of at least $6.00 in 2018."

Mylan CFO John Sheehan added, "Mylan delivered yet another strong quarter, including generating significant adjusted free cash flow, which year-to-date has been in excess of $800 million, up more than 65% from the prior year period. Given this strong cash flow generation, in combination with the enhanced financial flexibility we will achieve through the Abbott transaction, including anticipated post-close gross debt to EBITDA leverage of 2.3 times, you can expect us to execute on additional strategic opportunities."

(1) Stated 2018 target; long-term targets beyond 2014 do not reflect company guidance

Total Revenue

	Three Months Ended
	September 30,
(Unaudited; in millions)	2014	2013	Percent Change
Total Revenues	$2,084.0	$1,767.4	18%
Generics Third Party Net Sales	1,607.4	1,398.9	15%
North America	841.8	705.5	19%
Europe	351.5	346.5	1%
Rest of World	414.1	346.9	19%
Specialty Third Party Net Sales	462.0	357.2	29%
Other Revenue	14.6	11.3	29%
Generics Segment Revenue
Generics segment third party net sales were $1.61 billion for the quarter, an increase of 15% when compared to the prior year period. The effect of foreign currency translation on third party net sales was insignificant in the Generics segment as well as within each region of the Generics segment.

•
Third party net sales from North America were $841.8 million for the quarter, an increase of 19% compared to the prior year period. The increase was primarily driven by net sales from new products and maximization of key market opportunities, partially offset by lower third party net sales of existing products as a result of lower volumes. Our high-quality operating platform continues to offer a strong competitive advantage in the U.S. market.

•
Third party net sales from Europe were $351.5 million for the quarter, an increase of 1% compared to the prior year period. During the quarter, we benefited from increased volumes in Italy and France as well as net sales from new products. These increases were partially offset by lower pricing throughout Europe as a result of pricing reductions and competitive market conditions. We continue to maintain market leadership and stable market share throughout key markets in this region.

•
Third party net sales from the Rest of World were $414.1 million for the quarter, an increase of 19% compared to the prior year period. This increase was primarily driven by higher third party net sales volumes from our operations in India, namely from strong growth in the anti-retroviral ("ARV") franchise which manufactures products used in the treatment of HIV/AIDS. In Japan, third party net sales were essentially flat, on a constant currency basis, as a result of lower volumes offset by new product introductions. We continue to see Japan as a key region for future sales growth as the market expands. In Australia, third party net sales increased as a result of new product sales, partially offset by pricing reductions from significant government-imposed pricing reform.

Specialty Segment Revenue

Specialty segment reported third party net sales of $462.0 million for the quarter, an increase of 29% when compared to the prior year period. The increase was due to higher net sales of the EpiPen® Auto-Injector driven by increased volume and favorable pricing. The increased quarterly volume resulted from double-digit growth of the epinephrine auto-injector market. The EpiPen® Auto-Injector remains on track to become a billion dollar product in 2014.

Total Gross Profit

Adjusted gross profit was $1.13 billion and adjusted gross margins were 54% for the quarter as compared to adjusted gross profit of $903.2 million and adjusted gross margins of 51% in the comparable prior year period. Strong adjusted gross margins were the result of new products and growth in the EpiPen® Auto-Injector. GAAP gross profit for the quarter was $1.01 billion and GAAP gross margins were 49% as compared to GAAP gross profit of $808.5 million and GAAP gross margins of 46% in the comparable prior year period.

Total Profitability

Adjusted earnings from operations for the quarter were $659.3 million, up 43% from the comparable prior year period. SG&A expense increased from the prior year period as a result of increased selling and marketing investments related to the EpiPen® Auto-Injector franchise as well as increased legal and marketing costs in the North American region to support anticipated new product launches. R&D expense also increased as we continued to invest in our biologics and respiratory growth platforms. GAAP earnings from operations were $495.0 million for the quarter, an increase of 46% from the comparable prior year period.

Other Operating (Income) Expense, Net in the current period recognized a gain of $80.0 million as a result of an agreement with Strides Arcolab Limited to settle a component of contingent consideration related to the Agila acquisition. Mylan recognized compensation, and the resulting positive impact on cash, for lost revenues in 2014 arising from supply disruptions that resulted from ongoing quality-enhancement activities initiated at certain Agila facilities prior to Mylan’s acquisition of Agila in 2013.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $652.7 million for the quarter and $401.4 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $736.0 million for the quarter and $534.2 million for the comparable prior year period. GAAP net earnings attributable to Mylan Inc. increased by $340.2 million to $499.1 million as compared to $158.9 million for the prior year comparable period. This increase was partly driven by a year-over-year benefit to income tax expense. During the quarter, we received approvals from the relevant Indian regulatory authorities to legally merge our Agila Indian subsidiaries into Mylan Laboratories Limited. This merger resulted in the recognition of a deferred tax asset with a corresponding benefit to income tax provision of $156 million.

Cash Flow
Adjusted cash provided by operating activities was $1.03 billion for the nine months ended September 30, 2014, compared to $727 million for the comparable prior year period. The increase in adjusted cash provided by operating activities is the result of growth in adjusted earnings and more efficient use of working capital. On a GAAP basis, net cash provided by operating activities was $888 million for the nine months ended September 30, 2014, compared to $689 million for the comparable prior year period. Capital expenditures were approximately $220 million for the nine months ended September 30, 2014 as compared to approximately $239 million in the comparable period in 2013. Adjusted free cash flow was $818 million for the nine months ended September 30, 2014, compared to $488 million in the comparable period in 2013.

Guidance
Given strong third quarter operational performance, Mylan is increasing its 2014 full year guidance range for adjusted diluted EPS to $3.54 to $3.60. This guidance range excludes potential launches of generic Copaxone® and generic Lidoderm®.

Mylan expects fourth quarter adjusted diluted EPS in the range of $1.03 to $1.09, an increase from adjusted diluted EPS in Q4 2013 of $0.78. The year-over-year increase is driven primarily by new product introductions during 2014 in North America and our Arixtra® agreement, combined with continued growth in the Specialty segment.

The following tables provide a summary of Mylan's 2014 fourth quarter and full year guidance ranges on an adjusted basis.

Q4 2014 Financial Guidance

(In millions, except EPS)	Q4 2014 Guidance*
EBITDA*	$660 - $720
Net Earnings*	$410 - $450
Diluted EPS*	$1.03 - $1.09

*    Adjusted metrics

Full Year 2014 Financial Guidance

	Full Year 2014	Full Year 2014
(In millions, except EPS and %'s)	Current Guidance	Prior Guidance**
Total Revenue	$7,700 - $7,800	$7,800 - $8,000
Gross Profit Margin*	52% - 53%	51% - 53%
SG&A as % of Total Revenue*	18% - 20%	18% - 20%
R&D as % of Total Revenue*	7% - 8%	7% - 8%
EBITDA*	$2,350 - $2,410	$2,200 - $2,400
Net Earnings*	$1,400 - $1,440	$1,265 - $1,370
Diluted EPS*	$3.54 - $3.60	$3.44 - $3.54
Operating Cash Flow*	$1,200 - $1,300	$1,200 - $1,400
Capital Expenditures	$300 - $350	$350 - $400
Tax Rate*	24% - 25%	24% - 26%
Average Diluted Shares Outstanding	395 - 400	390 - 400

*    Adjusted metrics

**	Excluding adjusted diluted EPS guidance, which was communicated via a press release on Oct. 3, 2014, prior guidance was communicated on Aug. 7, 2014 in Mylan's Q2 2014 earnings press release.

Conference Call
Mylan will host a conference call and live webcast, today, Oct. 30, 2014, at 4:30 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available at www.mylan.com/investors for a limited time.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“U.S. GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted interest expense, adjusted net earnings, constant currency total revenue, constant currency third party net sales, adjusted R&D, adjusted SG&A, adjusted tax rate, EBITDA and adjusted EBITDA, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. (the "Company") and GAAP diluted EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the quarter and nine months period compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS	$499.1	$1.26	$158.9	$0.40	$740.2	$1.86	$443.5	$1.13
Purchase accounting related amortization (primarily included in cost of sales) (a)	95.3		85.1		289.8		262.7
Litigation settlements, net	20.9		(5.4)		47.2		3.3
Interest expense, primarily amortization of convertible debt discount	11.7		9.5		34.1		26.1
Non-cash accretion and fair value adjustments of contingent consideration liability	9.0		23.2		26.1		27.0
Clean energy investments pre-tax loss (b)	19.8		5.2		56.4		13.1
Financing related costs (included in other income, net)	—		63.9		—		72.6
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	31.5		5.3		81.0		29.9
Restructuring and other special items included in:
Cost of sales	11.8		9.6		32.0		26.8
Research and development expense	1.0		1.3		17.9		25.5
Selling, general and administrative expense	7.7		14.3		48.9		50.0
Other (expense) income, net	(4.0)		16.8		(3.7)		20.7
Tax effect of the above items and other income tax related items (c)	(241.0)		(63.4)		(373.4)		(169.4)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$462.8	$1.16	$324.3	$0.82	$996.5	$2.51	$831.8	$2.11
Weighted average diluted common shares outstanding	397.3		395.5		397.1		393.9

(a)	Adjustment for purchase accounting related amortization expense for the nine months ended September 30, 2013, includes $5.1 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other (income) expense, net.

(c)
Adjustment for other income tax related items includes the exclusion from adjusted net earnings for the three and nine months ended September 30, 2014 of the tax benefit of approximately $156 million related to the merger of the Company’s wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to EBITDA and adjusted EBITDA for the quarter and nine months period compared to the respective prior year period (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP net earnings attributable to Mylan Inc.	$499.1	$158.9	$740.2	$443.5
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	22.8	5.8	67.9	15.2
Income taxes	(86.8)	35.9	(40.5)	108.6
Interest expense	83.9	73.9	251.2	233.7
Depreciation and amortization	133.7	126.9	398.1	373.9
EBITDA	$652.7	$401.4	$1,416.9	$1,174.9
Add adjustments:
Stock-based compensation expense	15.5	12.7	48.0	36.0
Litigation settlements, net	20.9	(5.4)	47.2	3.3
Restructuring & other special items	46.9	125.5	171.7	224.3
Adjusted EBITDA	$736.0	$534.2	$1,683.8	$1,438.5
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
Forward-Looking Statements
This press release may contain "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed acquisition (the "Transaction") by the Company of Abbott Laboratories ("Abbott") non-U.S. developed markets specialty and branded generics business (the "Acquired Business"), the expected timetable for completing the Transaction, benefits and synergies of the Transaction, future opportunities for the combined company and products and any other statements regarding the combined company's, the Company’s and the Acquired Business’ future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These often may be identified by the use of words such as "will", “may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue," "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments and the timing and consummation of the Transaction; changes in relevant tax and other laws; the ability to consummate the Transaction; the conditions to the consummation of the Transaction, including the receipt of approval of the Company’s shareholders; the regulatory approvals required for the Transaction not being obtained on the terms expected or on the anticipated schedule; the integration of the Acquired Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the transaction; the retention of certain key employees of the Acquired Business being difficult; the possibility that the combined company may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate the Acquired Business; expected or targeted future financial and operating performance and results; the capacity (prior to or after consummation of the Transaction) to bring new products to market, including but not limited to where the Company or the combined company uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of the Company's business, the combined company, or the Acquired Business; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company's business activities, see the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as updated by the Company’s Current Report on Form 8-K filed on August 6, 2014, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, as well as its other filings with the Securities and Exchange Commission (“SEC”). You can access the Company's filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the date of this release. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2014 is filed with the SEC could potentially result in adjustments to reported results. Long-term targets, including, but not limited to, 2018 targets, do not reflect Company guidance.
Additional Information and Where to Find It
In connection with the Transaction, New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“New Mylan”) and a wholly-owned subsidiary of the Company and the Company intend to file relevant materials with the SEC, including a New Mylan registration statement on Form S-4 that will include a proxy statement of the Company that also constitutes a prospectus of New Mylan. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NEW MYLAN, THE ACQUIRED BUSINESS AND THE TRANSACTION. A definitive proxy statement will be sent to shareholders of the Company seeking approval of the Transaction. The proxy statement/prospectus and other documents relating to the Transaction (when they are available) can be obtained free of charge from the SEC website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from the Company by accessing Mylan's website at www.mylan.com/investors or upon request to the Company at 724-514-1813 or investor.relations@mylan.com.
Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or shareholder. However, the Company, New Mylan and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Transaction under the rules of the SEC. Information regarding the Company’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on March 10, 2014. This document can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.
Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Net sales	$2,069.4	$1,756.1	$5,588.8	$5,062.8
Other revenues	14.6	11.3	48.1	37.8
Total revenues	2,084.0	1,767.4	5,636.9	5,100.6
Cost of sales	1,071.6	958.9	3,077.9	2,856.2
Gross profit	1,012.4	808.5	2,559.0	2,244.4
Operating expenses:
Research and development	158.2	114.0	431.6	351.9
Selling, general and administrative	418.3	349.8	1,200.1	1,028.5
Litigation settlements, net	20.9	(10.1)	47.2	(1.4)
Other operating (income) expense, net	(80.0)	15.0	(80.0)	3.1
Total operating expenses	517.4	468.7	1,598.9	1,382.1
Earnings from operations	495.0	339.8	960.1	862.3
Interest expense	83.9	73.9	251.2	233.7
Other (income) expense, net	(1.5)	70.6	6.8	74.4
Earnings before income taxes and noncontrolling interest	412.6	195.3	702.1	554.2
Income tax (benefit) provision	(86.8)	35.9	(40.5)	108.6
Net earnings	499.4	159.4	742.6	445.6
Net earnings attributable to the noncontrolling interest	(0.3)	(0.5)	(2.4)	(2.1)
Net earnings attributable to Mylan Inc. common shareholders	$499.1	$158.9	$740.2	$443.5
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$1.33	$0.42	$1.98	$1.15
Diluted	$1.26	$0.40	$1.86	$1.13
Weighted average common shares outstanding:
Basic	374.1	382.1	373.4	385.5
Diluted	397.3	395.5	397.1	393.9

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	September 30, 2014	December 31, 2013(1)
ASSETS
Assets
Current assets
Cash and cash equivalents	$199.6	$291.3
Accounts receivable, net	1,733.3	1,820.0
Inventories	1,707.5	1,656.9
Other current assets	2,177.4	703.0
Total current assets	5,817.8	4,471.2
Intangible assets, net	2,541.1	2,517.9
Goodwill	4,188.5	4,340.5
Other non-current assets	2,626.7	3,965.2
Total assets	$15,174.1	$15,294.8
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$4,473.9	$2,964.0
Long-term debt	5,723.5	7,586.5
Other non-current liabilities	1,570.4	1,784.4
Total liabilities	11,767.8	12,334.9
Noncontrolling interest	18.8	18.1
Mylan Inc. shareholders' equity	3,387.5	2,941.8
Total liabilities and equity	$15,174.1	$15,294.8

(1)	As updated by the Form 8-K filed by the Company on August 6, 2014.

Mylan Inc. and Subsidiaries
Recast of Geographical Regions
(Unaudited; in millions)

As previously disclosed, beginning in 2014, the regions within the Generics segment have been revised to North America, Europe and Rest of World. The Rest of World region includes the former Asia Pacific region, Brazil and the export sales to emerging markets, which were previously included in the EMEA and North America regions within the Generics segment. The following table provides a summary of the Generics segment's 2013 total third party net sales and total revenues recast for the change in its geographic regions to conform to the presentation for the current period. The recast had no impact on total third party sales or total revenues for the Generics segment.

Recast for Geographic Changes Within the Generics Segment:
	Three Months Ended				Nine Months Ended	Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	September 30, 2013	December 31, 2013
Generics:
North America	$731.5	$716.5	$705.5	$853.1	$2,153.5	$3,006.6
Europe	348.5	359.4	346.5	375.3	1,054.4	1,429.7
Rest of World	327.8	374.5	346.9	389.4	1,049.2	1,438.6
Total third-party net sales	1,407.8	1,450.4	1,398.9	1,617.8	4,257.1	5,874.9
Other third-party revenues	5.0	7.8	5.5	7.5	18.3	25.8
Intersegment sales	0.6	1.9	1.7	1.5	4.2	5.7
Generics total revenues	$1,413.4	$1,460.1	$1,406.1	$1,626.8	$4,279.6	$5,906.4

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		Percent Change		Percent Change
	2014	2013	2014	2013	Total	Constant Currency(1)	Total	Constant Currency(1)

Generics:
Third party net sales
North America	$841.8	$705.5	$2,360.6	$2,153.5	19%	20%	10%	10%
Europe	351.5	346.5	1,103.4	1,054.4	1%	1%	5%	2%
Rest of World	414.1	346.9	1,180.3	1,049.2	19%	18%	13%	18%
Total third party net sales	1,607.4	1,398.9	4,644.3	4,257.1	15%	15%	9%	10%

Other third party revenues	9.5	5.5	31.6	18.3
Total third party revenues	1,616.9	1,404.4	4,675.9	4,275.4

Intersegment sales	1.1	1.7	3.7	4.2
Generics total revenues	1,618.0	1,406.1	4,679.6	4,279.6

Specialty:
Third party net sales	462.0	357.2	944.5	805.7	29%	29%	17%	17%
Other third party revenues	5.1	5.8	16.5	19.5
Total third party revenues	467.1	363.0	961.0	825.2

Intersegment sales	2.9	4.1	7.3	18.0
Specialty total revenues	470.0	367.1	968.3	843.2

Elimination of intersegment sales	(4.0)	(5.8)	(11.0)	(22.2)
Consolidated total revenues	$2,084.0	$1,767.4	$5,636.9	$5,100.6	18%	18%	11%	11%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Q4 2013 Adjusted Earnings

	Three Months Ended
	December 31, 2013
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$180.2	$0.45
Purchase accounting related amortization (primarily included in cost of sales)	108.4
Litigation settlements, net	(13.2)
Interest expense, primarily amortization of convertible debt discount	11.9
Non-cash accretion and fair value adjustments of contingent consideration liability	8.4
Clean energy investments pre-tax loss	9.3
Acquisition related costs (primarily included in selling, general and administrative expense)	19.9
Restructuring and other special items included in:
Cost of sales	22.5
Research and development expense	26.1
Selling, general and administrative expense	20.6
Other (expense) income, net	4.5
Tax effect of the above items and other income tax related items	(90.5)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$308.1	$0.78

Weighted average diluted common shares outstanding	396.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP cost of sales	$1,071.6	$958.9	3,077.9	$2,856.2
Deduct:
Purchase accounting related amortization	(91.5)	(85.1)	(278.3)	(262.7)
Acquisition related costs	(17.3)	—	(52.7)	—
Restructuring & other special items	(11.8)	(9.6)	(32.0)	(26.8)
Adjusted cost of sales	$951.0	$864.2	$2,714.9	$2,566.7

Adjusted gross profit (a)	$1,133.0	$903.2	$2,922.0	$2,533.9

Adjusted gross margin (a)	54%	51%	52%	50%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP R&D	$158.2	$114.0	$431.6	$351.9
Deduct:
Restructuring & other special items	(1.0)	(1.3)	(17.9)	(25.5)
Adjusted R&D	$157.2	$112.7	$413.7	$326.4

Adjusted R&D as % of total revenue	7.5%	6.4%	7.3%	6.4%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP SG&A	$418.3	$349.8	$1,200.1	$1,028.5
Deduct:
Acquisition related costs	(14.2)	(2.4)	(28.1)	(24.8)
Restructuring & other special items	(7.7)	(14.3)	(48.9)	(50.0)
Adjusted SG&A	$396.4	$333.1	$1,123.1	$953.7

Adjusted SG&A as % of total revenue	19.0%	18.8%	19.9%	18.7%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP total operating expenses	$517.4	$468.7	$1,598.9	$1,382.1
Add / (Deduct):
Litigation settlements, net	(20.9)	5.4	(47.2)	(3.3)
Acquisition related costs	(14.3)	(6.3)	(28.2)	(24.8)
Other operating (income) expense, net	—	(15.0)	—	(3.1)
Restructuring & other special items	(8.5)	(11.3)	(66.7)	(75.6)
Adjusted total operating expenses	$473.7	$441.5	$1,456.8	$1,275.3

Adjusted earnings from operations (b)	$659.3	$461.7	$1,465.2	$1,258.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP interest expense	$83.9	$73.9	$251.2	$233.7
Deduct:
Interest expense related to clean energy investments (c)	(3.9)	(1.9)	(11.7)	(6.0)
Non-cash accretion of contingent consideration liability	(9.0)	(8.2)	(26.1)	(23.9)
Non-cash interest, primarily amortization of convertible debt discount	(7.8)	(7.6)	(22.4)	(20.1)
Adjusted interest expense	$63.2	$56.2	$191.0	$183.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP other (income) expense, net	$(1.5)	$70.6	$6.8	$74.4
(Add) / Deduct:
Equity method losses from clean energy investments	(19.8)	(5.2)	(56.4)	(13.1)
Purchase accounting related amortization	(3.8)	—	(11.5)	—
Acquisition related costs	—	(3.4)	—	(5.1)
Financing related costs	—	(63.9)	—	(72.6)
Restructuring & other special items	4.0	(16.4)	3.7	(20.7)
Adjusted other income	$(21.1)	$(18.3)	$(57.4)	$(37.1)

	Nine Months Ended September 30,
	2014	2013
GAAP net cash provided by operating activities	$888	$689
Add / (Deduct):
Payment (receipt) of litigation settlements	54	(12)
Payment of redemption premium	—	59
Acquisition related costs	63	11
R&D expense	21	—
Income tax items	—	(22)
Other	3	2
Adjusted cash provided by operating activities	$1,029	$727

Add / (Deduct):
Capital expenditures	(220)	(239)
Proceeds from sale of property, plant and equipment	9	—
Adjusted free cash flow	$818	$488

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investments in clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.

Reconciliation of forecasted guidance
The reconciliations below are based on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the year ending December 31, 2014. Mylan expects certain known GAAP charges for 2014, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings

	Twelve Months Ended December 31, 2014
	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$1,047	$2.65	$1,077	$2.69
Purchase accounting related amortization	385		388
Interest expense, primarily amortization of convertible debt discount	44		46
Non-cash accretion of contingent consideration liability	35		37
Pre-tax loss of clean energy investments	78		83
Litigation settlements, net	47		47
Restructuring and other special items	246		251
Tax effect of the above items and other income tax related items	(482)		(489)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,400	$3.54	$1,440	$3.60

	Three Months Ended December 31, 2014
	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$313	$0.79	$341	$0.85
Purchase accounting related amortization	95		98
Interest expense, primarily amortization of convertible debt discount	10		12
Non-cash accretion of contingent consideration liability	9		11
Pre-tax loss of clean energy investment	22		27
Restructuring & other special items	70		75
Tax effect of the above items and other income tax related items	(109)		(114)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$410	$1.03	$450	$1.09

Reconciliation of forecasted net earnings to adjusted EBITDA

	Twelve Months Ended December 31, 2014
	Lower	Upper
GAAP net earnings attributable to Mylan Inc.	$1,047	$1,077
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	90	100
Income taxes	23	3
Interest expense	340	350
Depreciation and amortization	525	530
EBITDA	$2,025	$2,060
Add adjustments:
Stock-based compensation expense	65	70
Restructuring & other special items	260	280
Adjusted EBITDA	$2,350	$2,410

	Three Months Ended December 31, 2014
	Lower	Upper
GAAP net earnings attributable to Mylan Inc.	$313	$341
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	22	32
Income taxes	64	44
Interest expense	89	100
Depreciation and amortization	127	132
EBITDA	$615	$649
Add adjustments:
Stock-based compensation expense	17	22
Restructuring & other special items	28	49
Adjusted EBITDA	$660	$720

Reconciliation of forecasted cash provided by operating activities

	Twelve Months Ended December 31, 2014
	Lower	Upper
GAAP cash provided by operating activities	$1,055	$1,115
Add:
Estimated payment of legal settlements	55	55
R&D Expense	20	40
Acquisition related costs	40	60
Other items	30	30
Adjusted cash provided by operating activities	$1,200	$1,300